________________, 2007
Exhibit 12c
Goldman Sachs Trust
71 South Wacker Drive, Suite 500
Chicago, Illinois 60606-6303
AXA Enterprise Multimanager Funds Trust
1290 Avenue of the Americas, 8th Floor
New York, NY 10104
Ladies and Gentlemen:
     We have acted as counsel to Goldman Sachs Equity Growth Strategy, Goldman Sachs Balanced Strategy, Goldman Sachs Growth and Income Strategy and Goldman Sachs Growth Strategy Portfolios (collectively, the “GST Funds”), each an investment portfolio of the Goldman Sachs Trust, a Delaware statutory trust (“GST”), in connection with the transfer of all of the assets of AXA Enterprise Aggressive Allocation, AXA Enterprise Conservative Allocation, AXA Enterprise Moderate Allocation and AXA Enterprise Moderate Plus Allocation Funds (collectively, the “Enterprise Funds”), each an investment portfolio of AXA Enterprise Multimanager Funds Trust, a Delaware statutory trust (“Enterprise Trust”), to the corresponding GST Fund, in exchange solely for shares of such GST Fund and its assumption of such Enterprise Fund’s liabilities, followed by the distribution by such Enterprise Fund to its shareholders of such Fund shares (collectively, the “Reorganization”), pursuant to the Agreement and Plan of Reorganization by and between GST and Enterprise Trust, dated January ___, 2007 (the “Plan”). You have asked for our opinion as to certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)
     For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:
(i)	The Reorganization will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of GST to which this opinion is filed as an exhibit (the “Registration Statement”), including the combined Proxy Statement/Prospectus of Enterprise Trust and the Enterprise Funds and GST and the GST Funds contained therein (the “Proxy-Prospectus”).

(ii)	The representations contained in the letters of representation from GST and Enterprise Trust to us, dated as of this date, are true and complete.

Goldman Sachs Trust
AXA Enterprise Multimanager Funds Trust
___, 2007

(iii)	Each GST Fund will qualify as a “regulated investment company” under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year.
     On the basis of the foregoing, it is our opinion that:
(1)	the Reorganization will constitute a “reorganization” within the meaning of section 368(a)(1)(C) or (D) of the Code with respect to each GST Fund and the corresponding Enterprise Fund, and each Fund will be a “party to a reorganization” within the meaning of section 368(b) of the Code;

(2)	each Enterprise Fund will recognize no gain or loss (a) upon the transfer of its assets to the corresponding GST Fund in exchange for GST Fund shares and the assumption of the liabilities of such Enterprise Fund, or (b) upon the distribution of those shares to the shareholders of such Enterprise Fund;

(3)	each GST Fund will recognize no gain or loss upon the receipt of the assets of the corresponding Enterprise Fund in exchange for shares of such GST Fund and the assumption of the liabilities of such Enterprise Fund;

(4)	the tax basis in the hands of each GST Fund of each asset of the corresponding Enterprise Fund transferred to such GST Fund in the Reorganization will be the same as the basis of that asset in the hands of such Enterprise Fund immediately before the transfer;

(5)	the holding period in the hands of each GST Fund of each asset of the corresponding Enterprise Fund transferred to such GST Fund in the Reorganization will include the period during which that asset was held by the corresponding Enterprise Fund;

(6)	the shareholders of each Enterprise Fund will recognize no gain or loss upon their receipt of shares of the corresponding GST Fund;

(7)	the aggregate tax basis of the GST Fund shares received by each shareholder of the corresponding Enterprise Fund will equal the aggregate tax basis of the Enterprise Fund shares surrendered by that shareholder in the Reorganization;

(8)	the holding periods of the GST Fund shares received by each shareholder of the corresponding Enterprise Fund will include the holding periods of the Enterprise Fund shares surrendered by that shareholder in the Reorganization, provided that the Enterprise Fund shares are held by that shareholder as capital assets on the date of the Reorganization; and

Goldman Sachs Trust
AXA Enterprise Multimanager Funds Trust
___, 2007

(9)	each GST Fund will succeed to and take into account the tax attributes of the corresponding Enterprise Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.
     For an acquisition to qualify as a reorganization under section 368(a)(1)(C) of the Code, the acquiring corporation must continue the historic business of the transferor corporation or use a significant portion of the transferor’s historic business assets in a business. Treas. Reg. §1.368-1(d)(1). The Treasury Regulations say that the policy underlying the rule is to ensure that reorganizations are limited to readjustments of continuing interests in property under modified corporate form. Ibid.
     On whether an acquiring corporation continues a transferor corporation’s historic business, the Treasury Regulations say that the fact that both corporations are in the same line of business tends to establish the requisite continuity, but is not alone sufficient. Treas. Reg. §1.368-1(d)(2)(i). If the transferor corporation has more than one line of business, continuity of business enterprise requires only that the acquiring corporation continue a significant line of business. Treas. Reg. §1.368-1(d)(2)(ii). In general, a corporation’s historic business is the business it has conducted most recently, but this does not include a business entered into as part of the plan of reorganization. Treas. Reg. §1.368-1(d)(2)(iii). All facts and circumstances are considered in determining when a plan of reorganization comes into existence and in determining whether a line of business is significant. Treas. Reg. §1.368-1(d)(2)(iv). An example in the Treasury Regulations indicates that an acquiring corporation that retains one of three lines of business conducted by the transferor corporation, each of which was of approximately equal value, will be considered to meet this “continuity of business enterprise” requirement. Treas. Reg. §1.368-1(d)(5), Example 1.
     With respect to the alternative “asset continuity” test, the Treasury Regulations say that a corporation’s historic business assets are the assets “used” in its business, which may include, among other things, stock and securities. Treas. Reg. §1.368-1(d)(3)(ii). Thus, it appears that stocks and securities owned by a regulated investment company may qualify as historic business assets for purposes of this test.
     Although the Internal Revenue Service (the “IRS”) has issued many private letter rulings upholding reorganization status for transactions involving regulated investment companies, the only published guidance on the subject is Revenue Ruling 87-76, 1987-2 C.B. 84. In that ruling, the IRS ruled that the “continuity of business enterprise” requirement was not met in the case of an acquisition of an investment company that invested in corporate stocks and bonds and, in connection with the

Goldman Sachs Trust
AXA Enterprise Multimanager Funds Trust
___, 2007

acquisition, sold all of those corporate stocks and bonds and replaced them with municipal bonds so as to conform its holdings to those of the acquiring company, which invested exclusively in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe the facts of this Reorganization are distinguishable from those in the published ruling.
     In this case, each Enterprise Fund and the corresponding GST Fund are engaged in the same line of business in the sense that each Fund is an asset allocation fund structured as a “fund of funds” which invests in a mixture of different funds within the same fund family representing a variety of a different asset classes. Each Fund invests partially in equity funds and partially in fixed-income funds. (None of the fixed-income funds is a tax-exempt fund — i.e., a fund that invests substantially all of its assets in municipal securities the interest on which is exempt from Federal income tax.)
     A target asset allocation percentage has been established with respect to each Enterprise Fund and each GST Fund, for, in each case, the mix of equity and fixed-income funds in which the Fund will invest. The target percentage is stated in the Fund prospectus. Each Enterprise Fund may deviate from its stated target percentage by up to 15 percentage points. Each GST Fund may deviate from its stated target percentage by up to 20 percentage points. Although the target asset allocation percentage of each Enterprise Fund and its corresponding GST Fund differ to some extent, there is a substantial overlap in the permissible asset allocation percentages for each such pair of Funds, given their ability to deviate from their stated target percentages. Also, each Enterprise Fund is considerably smaller than the corresponding GST Fund. Accordingly, after the Reorganization, each GST Fund will continue to hold investments in asset classes that include all, or substantially all, of the asset classes held by the corresponding Enterprise Fund before the Reorganization, and in dollar amounts that generally are well in excess of the dollar amounts for each such class held by the Enterprise Fund.
     On the day the Reorganization is consummated, all of the underlying funds in which the Enterprise Funds currently invest will be combining with funds of GST in reorganizations under section 368(a)(1)(C) of the Code. In many cases, an underlying fund in which an Enterprise Fund invests will be transferring its assets to a fund in which the corresponding GST Fund currently invests, although this will not always be the case. In any event, even in cases where there is not a significant match between the underlying funds, there will be a substantial overlap — well more than 33-1/3% — in the categories of asset classes in which each Enterprise Fund and its corresponding GST Fund invest. Thus, not only will each Enterprise Fund be transferring its assets to a GST Fund that is also an asset allocation fund structured as a

Goldman Sachs Trust
AXA Enterprise Multimanager Funds Trust
___, 2007

fund of funds, but the mix of asset categories held by the GST Fund will be quite similar to the mix of asset categories held by the Enterprise Fund.
     Based on the foregoing, it is our opinion that each GST Fund will be continuing the historic business enterprise of the corresponding Enterprise Fund after the Reorganization in the manner required for the transaction to qualify as a “reorganization” under section 368(a) of the Code.
     This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of this opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “INFORMATION ABOUT THE REORGANIZATION — Federal Income Tax Consequences” in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,